Midwood Long/Short Equity Fund 485BPOS

Exhibit 99(j)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Midwood Long/Short Equity Fund, a series of shares of beneficial interest in 360 Funds, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

July 9, 2020